                                                                 Exhibit 21.1

                              List of Subsidiaries


Name of                                             State of
Subsidiary                                          Incorporation
- ----------                                          -------------
Crofton Plaza Inc.                                  Maryland

Sunshine Plaza Shops, Inc.                          Florida

Lantana Plaza Shops, Inc.                           Florida

Trinity Shops, Inc.                                 Delaware

The Commack Site, Inc.                              Delaware

Chester Plaza Shops, Inc.                           Delaware

9 North Wabash Corp.                                Delaware

Madison North Wabash Corp.                          Delaware

Norgate Shops Corp.                                 Delaware

Hylan Plaza Shops, Inc.                             Delaware
